Exhibit 99.1

Gap Inc. CEO Millard Drexler Exercises 14.5 Million Options;
Increases Stock Ownership in Company

SAN FRANCISCO — September 9, 2002 — Gap Inc. (NYSE: GPS) announced that retiring President and CEO Millard Drexler exercised approximately 14.5 million options today in a transaction that increased his stock ownership in the company.

Mr. Drexler exercised all of his in-the-money options, of which 13.5 million were scheduled to expire in November 2003 at an exercise price of $5.79 per share. He sold enough of his shares to cover the exercise prices and taxes. Following the exercise, Mr. Drexler’s shares held outright in the company increased to approximately 13 million shares.

“I exercised these options as part of my ongoing portfolio management and retirement planning,” Mr. Drexler said. “In doing so, I increased my overall holdings in the company and currently remain a major individual shareholder.”

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Michelle Weaver	Alan Marks
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